Exhibit 8.1

Registration Statement on Form F-4 of

Brasil Telecom S.A.

Rio de Janeiro, January 18, 2012

Brasil Telecom S.A.

Rua General Polidoro, 99, 5º andar (part)

Botafogo Cep: 22280-001

Rio de Janeiro- RJ, Brasil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Brasil Telecom S.A., a public company organized under the laws of the Federative Republic of Brazil (“Brasil Telecom”), in connection with the proposed merger of Tele Norte Leste Participações S.A. (“TNL”) with and into Brasil Telecom, and the related preparation and filing by Brasil Telecom with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4 (as amended to the date hereof, the “Registration Statement”).

We hereby confirm that the discussion set forth in the Registration Statement and the prospectus contained therein under the caption “Part Five—The Merger—Material Tax Considerations—Brazilian Tax Considerations,” insofar as such discussion constitute summaries of Brazilian law, fairly summarize the matters referred to therein based on what is expressed in Brazilian law in force as of the date of this letter.

We hereby consent to the filing of this opinion with Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Barbosa, Mussnich & Aragão
Barbosa, Mussnich & Aragão